Exhibit 10.3

TERMINALING SERVICES AGREEMENT

This Terminaling Services Agreement (“Agreement”) is made by and between TransMontaigne Partners L.P. on behalf of itself and its Affiliates (“Owner”), and Marathon Petroleum Company LLC (“Customer”), sometimes referred to individually as “Party” and collectively as “Parties”, effective as of February 20, 2006 (“Effective Date”).  In consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

SECTION 1.         DEFINITIONS.

In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“Affiliate” means, in relation to a Party, any Person that (a) directly or indirectly controls such Party; (b) is directly or indirectly controlled by such Party; or (c) is directly or indirectly controlled by a Person that directly or indirectly controls such Party.  For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of issued shares /units or voting power or control in fact of the entity or Person or otherwise.

“Applicable Law” means, with respect to any Governmental Authority, (a) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (b) any agreement, concession or arrangement with any other Governmental Authority and (c) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

                “Arrival Notice” has the meaning assigned to such term in Section 4.2.

                “Barrel” means 42 U.S. Gallons.

“Business Day” means each calendar day, excluding Saturdays, Sundays, or other holidays observed by Owner.

                “Contract Year” means a period of twelve (12) consecutive Months, except for the first “Contract Year” which means the period of time commencing with the Effective Date of this Agreement and ending on April 30, 2007.

                “Force Majeure” means:

(a) strikes, lockouts or other industrial disputes or disturbances;

 (b) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage;

 (c) acts of nature, landslides, severe weather, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, docks, loading and unloading facilities or the Terminal or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water;

 (d) arrests and restraints of or other interference or restrictions imposed by a Governmental Authority (whether legal or de facto or purporting to act under some constitution, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; or

(e) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, electric power shortages, breakdown or injury of vessels or any other causes, whether of the kind enumerated in this definition or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.

Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies.

                “Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

                “Good Industry Practice” means the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced product terminal operator engaged in the same or similar type of undertaking under the same or similar circumstances.

 “Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act for them.

 “Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Products received or delivered.

“Interest Rate” means the one-month LIBOR rate with respect to the applicable Month(s).

“Liabilities” means any losses, charges, damages, deficiencies, assessments, interests, penalties, costs and expenses of any kind related to or that arise out of this Agreement (including reasonable attorneys’ fees, other fees, court costs and other disbursements), including any Liabilities that directly or indirectly arise out of or are related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any Third Party or Governmental Authority related to or that arise out of this Agreement.

                “Month” means a calendar month, except for time period commencing with the Effective Date of this Agreement and ending on February 28, 2006, which will also mean a “Month.”

                “Product” means asphalt.

                “Product Loss” means any loss or downgrade of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of the Owner to use Good Industry Practice in the handling, testing or storage of Product, or in the performance of the services provided hereunder and shall not include loss of or damage to Product that is:

(a) associated with Product flushing to eliminate residual particles or other contaminants from pipelines, Tanks, valves or pumps according to Good Industry Practice;

(b) associated with circumstances involving Force Majeure;

(c) caused by the act or omission of Customer;

(d) associated with the blending of Product or regrades of Product resulting from commingling of Product in pipelines according to Good Industry Practice; or

(e) due to normal Product evaporation, shrinkage, line loss, clingage, or tolerance of Product measurement inaccuracies (in compliance with Applicable Law, or, in the absence of either, Good Industry Practice).

                “Tank” has the meaning described in Attachment “A-1”.

                “Term” has the meaning indicated in Attachment “A”.

                “Terminal” or “Terminals” has the meaning described in Attachment “A” and references to it will be deemed to include the Terminal manager or his/her representative.

                “Third Party” means any entity other than Owner, Customer, or their respective Affiliates.

                “Third Party Claim” has the meaning assigned to such term in Section 18.3.

                “Vessel” means an ocean-going tanker, barge or inland barge.

SECTION 2.         SERVICE, STATEMENTS, INVOICES, DOCUMENTS AND RECORDS.

                2.1           Owner will provide services related to the receipt, storage, throughput, heating, additive and other injection, blending and delivery of Customer’s Product to and from Customer or on behalf of Customer into and out of the Tanks at the Terminal and provide the facilities reasonably necessary to perform such services and provide such additional services as may be provided under this Agreement and its attachments, for the fees, rates and charges contained in this Agreement.  Those services will be performed in accordance with Good Industry Practice and in compliance with Applicable Law.  Subject to the provisions of Attachment “A”, all Tanks will be heated, insulated, and thereby suitable for Product storage, with the exception of Tank No. 8 at Jacksonville.  Owner will review and estimate the cost to heat and insulate Tank No. 8.  When estimates are complete, Owner, at its option, will either begin work to make the tank available for service as soon as practical or notify Customer that Tank No. 8 will not be made available for service.  Until such time that Tank No. 8 is placed into service, it shall be deemed Out of Service for purposes of Monthly Service Charge calculation.

                2.2           As requested by Customer, Owner will transmit to Customer a statement of receipts, deliveries and ending inventory, copies of individual Tank gauging documents, pipeline meter tickets, tank truck loading rack bills of lading, scale tickets, and railroad tank car gauging documents, as applicable.  These documents will be transmitted to Customer at the address indicated in Attachment “A,” or such other address as may be mutually agreed upon by Customer and Owner at the time the request is made.  Daily inventories by Terminal, Tank and Product shall be electronically transmitted to Customer within four (4) business hours of each Business Day. Customer sales information shall be transmitted at least twice daily via electronic interface with Customer’s accounting system.  Customer’s copy of applicable Bills of Lading shall be sent to the address in Attachment “A” at the close of each Business Day.  Owner shall be responsible for all hardware, software and supplies necessary to print Bills of Lading locally and transmit information to Customer.

                2.3           Within three(3) Business Days following the end of each Month during the Term of this Agreement, Owner will submit to Customer, at the address indicated in Attachment “A”, statements reflecting beginning inventory balances, the volume of Customer’s Product received into the Terminal, throughput from the Terminal and ending inventory balances during the preceding Month, together with an invoice for amounts due for services provided during the preceding Month, as applicable, all as set forth on Attachment “A”.

In case of any conflict between the documents provided to Customer under Section 2.2 and the Monthly statements provided under this Section 2.3, the Monthly statements provided under this Section 2.3 will prevail as to the volume of Product received and delivered by Owner, unless disputed by Customer.

                2.4           Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two (2) years following termination or cancellation of this Agreement.  Upon reasonable prior written notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and for the aforesaid two (2) year period, inspect such records of the other Party during normal business hours at the other Party’s place of business.

                2.5           During the Term of this Agreement, Owner will not, and will not allow any of its Affiliates or any Third Party, to store, throughput, or sell, construct or cause to be constructed any tanks, at the Terminals specifically for the storage of Product without the prior written consent of Customer.  Customer shall be the exclusive seller of Product at the Terminals.

SECTION 3.         FEES, CHARGES AND TAXES.

                3.1           Customer will pay Owner, for services provided under this Agreement, the charges and fees indicated in Attachment “A”.

                3.2           All fees and charges reflected in Owner’s invoices are due and payable within fifteen (15) Business Days of the date of Owner’s invoice.  Payment must be made by electronic wire transfer of same day available U.S. funds to Owner’s account and bank, both as indicated on Owner’s invoice.  Invoices may be sent by electronic mail and telephone facsimile. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice.  Overdue amounts or disputed amounts that are resolved in favor of the Owner will accrue interest at the Interest Rate plus 3% from the date that payment is due until paid in full.  Likewise previously paid or disputed amounts in favor of the Customer will accrue interest at the Interest Rate plus 3% from the date that payment was made until credit is issued to Customer’s Account.  The defaulting Party will pay all of the other Party’s costs (including reasonable attorney’s fees and court costs) of collecting past due payments and late payment charges, whether or not suit is brought.

                3.3           Customer will pay any and all taxes, fees or other charges and assessments, (including any charge or payment in lieu thereof), including inventory, sales taxes on Terminal services and Product ownership taxes, if any, on Customer’s Product and property at the Terminal.  Customer will indemnify and reimburse Owner for any costs or expense incurred by Owner in association with the foregoing taxes, expenses, fees or costs.  Owner will be responsible for and pay all other applicable taxes levied upon Owner, including any increases in taxes levied on Owner’s Terminal (including real or personal property of Owner or both) as a result of Customer’s activities at the Terminal that Owner may be required to pay or collect under Applicable Law.

                3.4           Customer agrees not to challenge, protest or file a complaint, or cause, encourage or recommend to any Affiliate or any other person that it challenge, protest or file a complaint with respect to any rates, tariffs, rules, regulations in effect during the term of this Agreement, if applicable, as the same may be amended from time to time provided that such tariffs, regulatory filings or rates do not conflict with the terms of this Agreement.

SECTION 4.         OPERATIONS, RECEIPTS AND DELIVERIES.

                4.1           Customer’s Product will be delivered to the Terminal free of any charge to Owner.  Receipts and deliveries of Product will be handled within the operating hours of the Terminal as set forth on Attachment “A”.  Owner may make temporary changes in operating hours or temporarily close the Terminal because of an extraordinary event or maintenance, without Customer’s approval.  Owner will notify Customer of such temporary changes or closure in advance, or as soon after implementation as is practicable.  Owner will notify Customer of any planned maintenance at least seven (7) days prior to altering business hours or restricting deliveries or sales.  Vessels, railroad tank cars, and tank trucks will be loaded and unloaded on first come, first serve basis and Owner will not be responsible for the payment of any demurrage or costs incurred by Customer or its transportation carrier for delays in receipt or throughput of the Product or other costs or fees in connection with receipt or throughput of the Product that are not the fault of the Owner.  Owner shall be responsible for demurrage costs incurred and paid by Customer or its transportation carrier for delays in receipt or throughput of the Product, or other costs or fees incurred and paid by Customer in connection with receipt or throughput of the Product if the Owner is responsible for the delay or cost as a result of mechanical malfunction, lack of manpower, Product spill or release, or other cause determined to be within the reasonable control of the Owner.

                4.2           Customer must arrange for and pay all Third Party costs related to the receipt or delivery of Customer’s Product to and from the Terminal. Owner is responsible only to receive or throughput, as the case may be, the Product at its Terminal.  Owner shall also provide personnel required to load trucks at the Port Everglades Terminals at rates specified in Attachment “A”, Section 5.K., except on designated holidays as described in Attachment “A”.  On those designated holidays, vessels will be handled at the rates described in Attachment “A”.  Unless otherwise provided to Owner in writing, Customer must provide notice reasonably acceptable to Owner (in accordance with Section 13) containing all necessary shipping instructions, including without limitation, the identity and quantity of the Product and the tentative arrival date(s) (the “Arrival Notice”).  If this Agreement involves marine receipts or throughput of Product, Owner will advise Customer concerning the Vessel that may be berthed, including its maximum size, draw, draft and length, the docks and associated positions to be used for each Product movement, as well as the minimum and maximum pumping rates or pressure, as applicable, or both.  Owner and/or the applicable port authority may change Vessel limitation, dock designation, and pumping rates and pressure criteria from time to time upon prior reasonable notice to Customer.  If Owner determines that a Vessel, truck or railroad car is unsuitable for shipment of Products, as Owner deems appropriate, Owner may refuse to load or unload such equipment and will advise the carrier and Customer of the situation immediately, and request further instructions from the Customer.  It is the responsibility of Customer to notify the appropriate Governmental Authorities regarding Vessel arrivals.

                4.3           If Customer requires any change in the shipping instructions, including, without limitation, the identity and timing of the Product, Customer must provide notice of any change in the Arrival Notice (in accordance with Section 13) to the Owner and the Terminal before the arrival of the Product at the Terminal.  Upon receipt of Customer’s shipping instructions, Owner will immediately advise Customer of the Terminal’s availability.  If the Terminal will not be available to receive or deliver Customer’s Product on the communicated arrival date, Owner will advise as to the earliest time when Customer’s Product may be received or delivered at the Terminal.  Customer will ensure that confirmation of the arrival date(s) and time of the Product will be communicated to Owner and the Terminal by Customer’s carrier periodically, at intervals of at least 48, 24 and 12 hours in advance of the anticipated date and time of arrival of the Product.  If Customer fails to provide Owner and the Terminal the notice containing shipping instructions in the form and manner required by this Section 4.3, Owner will not be obligated to receive or deliver Customer’s Product.  Owner will not be responsible for any Product Loss directly attributable to Owner’s receipt or delivery of Product based upon erroneous shipping instructions, the notice of which is timely received by Owner in accordance with this Section 4.3.

                4.4           If any of Customer’s Vessels (a) fails to vacate a dock upon completion of loading or discharge, (b) fails to discharge or load a barge within twenty-four (24) hours or within thirty-six (36) hours for an ocean going barge or vessel, or (c) fails to vacate in order to conduct repairs, then, after having been notified by Owner to vacate, Customer shall be responsible for the cost applicable to the berths together with any costs incurred by any Vessel which would otherwise be occupying such dock but for the failure of Customer’s Vessel to vacate, save and except any such costs arising due to delay caused by Owner.

                4.5           Subject to Product Loss, Owner will deliver to Customer, or to such Third Parties as Customer may direct, the Product held by Owner at the Terminal for the account of Customer.  Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the Terminal and only to properly qualified individuals who have complied with the terms of Section 11.

                4.6           Customer may use the Tanks only for storage of Customer’s Product and may use the Tanks for storage of other products only with the prior written consent of Owner.  If a special method of storing or handling Product is required, then Customer must notify Owner in sufficient time to enable Owner to consider whether it will accept the proposed changes in the Product stored or the method of storing or handling the Product and to take the necessary preparatory measures if it agrees with such changes.  Failing such notice, Owner will not be liable for losses or damage incurred during the storage and handling of the Products, nor will Owner be obligated to provide such special storage and handling service.  It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Customer’s Product, will be for the account of Customer and Customer will be responsible for the expense of any necessary cleaning of the storage and handling equipment, including, without limitation, Tanks, pipelines, pumps, hoses, meters, and loading arms, unless otherwise explicitly stated in this Agreement.  All fixtures, equipment and appurtenances attached to the Tanks, pipelines and other facilities of the Terminal by either Party are and will remain the property of Owner.  No such items may be installed by Customer without the prior written consent of Owner.

                4.7           (a)  Upon execution of this Agreement, Customer agrees to purchase from Owner any existing, on specification Product inventory at the Port Manatee and Jacksonville Terminals at a price of $150/ton up to a maximum of $1,500,000.  On May 1, 2006, Customer agrees to purchase from Owner any existing tank inventory at the Cape Canaveral and Port Everglades Terminals at a price of $130/ton up to a maximum $1,300,000.  In the case of Port Everglades and Cape Canaveral, if the Product is off specification, Customer and Owner will negotiate a different price in good faith.

(b)  Within ten (10) Business Days following termination or cancellation of this Agreement (subject to any lien that Owner may have on the Product), Customer will remove and properly dispose of all Product, including Product tank bottoms and line fill, residue, scale, and any other accumulation from the Tank and pipelines and clean both Tank interior and pipelines then in use for Customer’s Product to a condition suitable for the storage of No. 6 Oil.  Customer shall reimburse Owner for all costs and expenses reasonably incurred by Owner in taking such action, plus a 15% handling fee, as well as the cost of storage and handling of the Product removed, if any, at a rate of $0.03 per Barrel per day in addition to any other fees due hereunder, which fees and Business rates will continue to be charged if Customer shall not have removed Customer’s Product from the Tanks within ten (10) Business Days from the date of cancellation or termination of this Agreement.

(c)  Subject to the provision of Section 4.7(b) above, upon termination or cancellation of this Agreement, Owner shall have the option of purchasing any of Customer’s Product remaining at the Port Manatee Terminal or the Jacksonville Terminal for $165/ton and the Cape Canaveral Terminal or the Port Everglades Terminal at a price of $135/ton.   If Owner elects to purchase remaining Product at any Terminal, Section 4.7(b) will not apply.

                4.8           If any Governmental Authority requires installation of any improvement, alteration or addition to any Tank or other equipment at the Terminal for purposes of compliance with Applicable Law that would require Owner to make substantial and unanticipated capital expenditures, other than continued maintenance and capital expenditures not affected by such requirement, Owner will notify Customer of (a) the cost of making any such improvement, alteration or addition, after Owner’s efforts to mitigate such costs, (b) when such improvement, alteration or addition must be completed, and (c) Customer’s share of such costs.  Owner will not be required to make any improvements, alterations or additions to the Terminal in such circumstance unless Customer either agrees to pay its share of such costs in the manner provided below or agrees in good faith with Owner for a ratable surcharge to serve as a monthly fee increase.

                                If Customer elects, after negotiation with Owner in good faith, not to share in such costs and Owner chooses not to pay for such improvement, alteration or addition in lieu thereof, and if Owner does not direct the affected Product to mutually acceptable terminal assets owned by Owner or its Affiliates, either Party may terminate or release the affected facilities or Tanks from this Agreement, with an equivalent reduction of the fees herein, by giving the other Party notice of its intention no later than thirty (30) calendar days after Owner’s receipt of notice of Customer’s election not to share in such costs.

                                If Customer elects to pay its share of such costs, Owner shall likewise pay its share of such costs and proceed with the installation of the required improvement, alteration or addition.  Customer may elect to either pay its proportionate share of such costs in one lump sum or pay its proportionate share of the costs on a prorated Monthly basis over the remaining Term of this Agreement.  In addition to installation costs, these costs will include engineering and interest expense at a rate of 3% over the Interest Rate on the date of completion of such installation and subsequent reasonable expenses, if any, of operating or maintaining such installation.

                                This Section 4.8 shall not apply to establish compliance with any Applicable Law at the time this Agreement is executed, e.g., Maritime Transportation Security Act.

4.9           Customer will be responsible for providing all Tank bottoms and line fill.

SECTION 5.         PRODUCT QUALITY STANDARDS AND REQUIREMENTS.

                5.1           Customer warrants to Owner that Product tendered by or for the account of Customer for receipt by the Terminal will conform to the specifications for such Product set forth in Attachment “B”, attached to this Agreement and included in it for all purposes by this reference, and will comply with Good Industry Practice and all Applicable Law.  If tendered Product does not comply with the specifications set forth in Attachment “B”, Customer will be responsible for blending Product to meet specifications and Applicable Law.  Owner will not be obligated to receive Product into the Terminal that is contaminated or that otherwise fails to meet those specifications which, as a result, places Owner and/or its employees at undue risk.  Customer will have the right to notify Owner of Product that does not meet the specifications set forth in Attachment “B” and Owner will consider receiving such product for the purposes of blending in order to meet the specifications.  Owner’s agreement to such a request shall not be unreasonably withheld.  Any blending activity, and associated costs, will be subject to the terms and conditions outlined in this Agreement.  Owner may rely upon the specifications and representations of Customer set forth in the Arrival Notice as to Product quality and shall verify quality prior to release for sale according to Section 5.4.  Should Owner remove or dispose of any water or other material in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal or disposal unless water or other material was introduced by Owner or via a mechanical or structural flaw in Owner’s assets.

                5.2           The quality of Product tendered into the Terminal for Customer’s account must be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets Owner’s minimum Product specifications set forth in Section 5.1 above.  Such analysis may be conducted on a periodic basis in accordance with a Quality Control Plan implemented by Customer, which program shall be subject to the approval of Owner, which approval shall not be unreasonably withheld.  Owner, at its expense, shall take samples from each Tank at least every thirty (30) days and, at Customer’s cost, ship to Catlettsburg Asphalt Certification Lab at 11631 US Route 23 Catlettsburg, KY 41129 unless otherwise notified by Customer.  Except as identified otherwise, all costs associated with such compliance program shall be borne by Customer.  Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

                5.3           At least twenty-four (24) hours prior to the time of each receipt from Customer, a certificate setting forth the quality, grade and other specifications of the Product must be delivered to Owner.  Each Party may at all reasonable times make appropriate tests to determine whether Product stored or delivered meets those specifications.  Owner will be liable to Customer and any of Customer’s purchasers for damages incurred by reason of contamination of Product, while in Owner’s custody, that fails to meet Customer’s specifications, but only to the extent such contamination involves a Product Loss

                5.4           Quality Control Plan and Testing

                                (a)  Customer shall develop and provide a Terminal specific Quality Control Plan, subject to approval of Owner, which approval shall not be reasonably withheld.  A sample Quality Control Plan is provided as Attachment “D”.  Customer shall finalize a Quality Control Plan at each Terminal upon execution of this Agreement.

(b)  As outlined in the Quality Control Plan and mentioned here for reference, Customer requires QC testing for Viscosity of Asphalts by Vacuum Capillary @ 140F, AASHTO T-202 or ASTM D 2171.  Customer shall provide initial equipment and viscosity test training to Owner at each of its Terminals.  Owner shall provide ongoing training of its operating staff and will operate equipment to run all viscosity tests on site. Customer will be responsible for expenses related to the calibration, maintenance and replacement of the testing equipment unless such calibration, maintenance or repair is the result of mishandling or negligence of the Owner. Owner will be responsible for conducting, at its expense, normally occurring semi-annual maintenance and calibration.

(c)  Viscosity testing shall be conducted on each Tank following receipt of Product or Tank transfer.  In addition, static Tanks available for shipment will be tested weekly for viscosity.  If the Product is off specification through no fault of Owner, Customer shall bear the cost to bring Product to specification.

(d)           Viscosity test results shall be compiled when completed and made available to Customer in accordance with the Quality Control Plan or when requested.

SECTION 6.         TITLE AND CUSTODY OF PRODUCT.

                6.1           Title to Customer’s Product will remain with Customer at all times subject to any lien in favor of Owner created pursuant to the terms of this Agreement or under Applicable Law.  Owner will assume custody of the Product at the time such Product passes the last permanent discharge flange connection of the delivering Vessel, truck, or railroad tank car of Customer’s transportation carrier. If Products are delivered to Customer, custody shall pass to Customer at the point where Products pass the first permanent flange connection of the receiving Vessel, truck or railroad tank car.

SECTION 7.         LIMITATION OF LIABILITY AND DAMAGES.

                7.1           Upon throughput of Customer’s Product, as provided above, Owner shall have no further responsibility for any loss, damage or injury to persons or property (including the Products) arising out of possession or use of the Product, except to the extent that such loss, damage or injury involves a Product Loss or loss or damage to other property or injury to persons is caused by Owner’s sole negligence.

                7.2           The maximum liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss or immediately prior to its contamination, plus the costs and expenses actually, reasonably and necessarily incurred by Customer or Customer’s immediate purchaser in damage to equipment, cleaning and repairing trucks, and facilities into which such Product was delivered at the Terminal, plus any fines and penalties actually levied against and paid by Customer or Customer’s immediate purchaser by reason of such fault on Owner’s part.  Owner may, in lieu of payment for any Product Loss, replace such Product with Product of like grade and quality.

                7.3           EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

SECTION 8.         PRODUCT MEASUREMENT.

8.1           Quantities of Product received into and delivered from the Terminal shall be determined as follows:

 (a) for deliveries and receipts by Vessel, volumes shall be measured by the following methods in order of priority: (i) proven API-approved meters, (ii) static terminal tank gauges or scales, as applicable.

(b) for deliveries and receipts by truck, volumes shall be measured by the following methods in order of priority: (i) static calibrated scales, (ii) proven API-approved meters, or (iii) static terminal tank gauges, as applicable.

At no time shall Owner gauge, measure, witness, or confirm any measurements on a Vessel.  If tankage has movements in or out (active Tanks) during the measurement process, they shall be manually gauged and metered, if applicable and as necessary, and corrected in the reasonable judgment of Owner to reflect actual quantities received into and delivered from such active Tanks.  Absent fraud or manifest error, the quantities of Products in storage at any time will be determined from Terminal inventory records of receipts and throughput.  Unless indicated otherwise, quantity determinations will be based on a Barrel of Product and shall be determined in accordance with the latest established API/ASTM standards for the method of delivery.  All volumes shall be temperature corrected to 60°F in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designated D#1250. table 6(b)).  Gauging of Product receipt, throughput and storage will be taken jointly by representatives of the Parties; provided, however, that if Customer does not have representatives present for gauging, Owner’s gauging will be conclusive, absent fraud or manifest error.  Customer may use an Independent Inspector at its own expense.

                8.2           Terminal meters and scales will be calibrated periodically, at least to the frequency defined by the State of Florida, and upon each completion of repair or replacement of a meter, at the meter or scale owner’s expense.  Such calibration shall be in accordance with the latest applicable API/ASTM standards.  If a meter or scale is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the Owner to promptly make repairs or replacements.  Product received or delivered through a facility having an inoperative or defective meter or scale will be measured based upon before and after static Tank gauges and any active Tanks measured in accordance with Section 8.1.  In such event, the Parties shall appoint a mutually acceptable Independent Inspector to gauge the applicable Tanks and the findings of the Independent Inspector shall be final and binding on the Parties, except for fraud or manifest error.  The Parties shall share equally the cost of the Independent Inspector under this Section 8.2.

SECTION 9.         PRODUCT LOSS/GAIN.

                9.1           Except as provided otherwise in Section 4.3 and Section 6, and during such time as Owner has custody of the Product, Owner will indemnify Customer against and is responsible for any Product Loss that occurs while the Product remains in storage based on measurements of each Product grade.  In the case of Product that has been delivered to or for the account of Customer, Owner will be responsible for any Product Loss occurring while the Product was in storage, provided Customer gives Owner notice of the claim within thirty (30) calendar days after such Product left the Terminal.  In the event of the foregoing Product Loss, the total Barrels of Product Loss will be determined and will either be replaced by Owner or Owner will reimburse Customer the cost of such Product in accordance with Section 7.

                9.2           Each Month, Owner will balance the Terminal in accordance with Section 8 to determine the net gain or loss of each Product, excluding any Product Loss in the calculation.  Owner shall be responsible for any volume losses of Product due to the sole negligence of Owner, its employees, agents, contractors or subcontractors.  Any losses other than those caused by the sole negligence of Owner or by a Force Majeure event shall be for the account of Customer.  Any Product gains over the same period shall be for the account of Customer.

SECTION 10.       FORCE MAJEURE.

10.1         If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may seek to be excused from such performance by giving the other Party prompt written notice of the event of Force Majeure with reasonably full particulars and timing of such Force Majeure event.  The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure.  The affected Party must act with commercially reasonable diligence to resume performance and notify the other Party that the event of Force Majeure no longer affects its ability to perform under the Agreement.  If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder not already due and payable will be excused or proportionately reduced, as appropriate, for so long as the Owner’s performance is excused due to the event of Force Majeure.

10.2         The requirement that any event of Force Majeure be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

                10.3         If either Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of one hundred eighty (180) consecutive calendar days, then the other Party may terminate this Agreement upon written notice to the Party claiming excuse due to the event of Force Majeure.

SECTION 11.       INSPECTION OF AND ACCESS TO TERMINAL.

11.1         Customer may, during Owner’s normal business hours and after reasonable written notice to Owner and the Terminal, so as not to disrupt the Terminal’s or Owner’s operations;

 (a) make periodic operational inspections of the Terminal;

(b) conduct audits of any pertinent books and records, including those related to receipts, throughput and inventories of Products; and

(c) conduct physical verifications of the amount of Products stored in the Terminal.

                                Customer’s right and that of its authorized representatives to enter the Terminal will be exercised by Customer in a way that will not interfere with or diminish Owner’s control over or its operation of the Terminal and will be subject to reasonable rules and regulations promulgated by Owner.  Customer acknowledges that under this Agreement none of Customer’s vehicles or vehicles acting on behalf of Customer will be granted access to the Terminal until the owner of such vehicles and its employees or agents have been properly qualified and such owner has executed the then-current Owner’s “Terminal Access Agreement” substantially in the form of Attachment “C”.  Customer acknowledges its awareness of the terms of the Terminal Access Agreement.  If there is any conflict between the terms of this Agreement and those contained in the Terminal Access Agreement, the terms and provisions of this Agreement shall take precedence.  Owner will be responsible for tracking execution of and compliance with all Terminal Access Agreements and any associated insurance requirements, but will not be responsible if Customer or its agents are non-compliant and such non-compliant activity is beyond the reasonable control of Owner.

11.2         As soon as possible after the Effective Date of this Agreement, Customer shall notify Owner of those Third Parties to whom Owner may deliver Products from the Terminal.  Customer must furnish forty-eight (48) hours notice of any additions or deletions to its list of approved Third Parties.

11.3         Customer acknowledges that any grant by Owner of the right of access to the Terminal to Customer or any Customer Third Party under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to the Terminal or any part of it to Customer or any Customer Third Party, and may be withdrawn by Owner at its discretion at any time.

  Owner agrees to operate the Terminal in compliance with Applicable Law and Good Industry Practices.  Customer shall have the right to conduct periodic inspections and surveys of the Terminals, but Owner shall have no obligation to comply with any findings or recommendations that exceed those practices or specifications required by Applicable Law and Good Industry Practice.

SECTION 12.       ASSIGNMENT.

This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the  Parties.  Customer and Owner covenant that they will not by operation of law or otherwise assign, sublet, hypothecate, pledge, encumber or mortgage this Agreement, or any part of or right or obligation under it, or permit the Tanks to be used by others without the prior written consent of the other Party.  For purposes of this Section, “assign” will be considered to include any change in the majority ownership or control of Customer or Owner.  Any attempt by Customer or Owner to assign, sublet, hypothecate, encumber or mortgage this Agreement will be null and void.  The consent by Owner or Customer to any assignment, subletting, hypothecation, pledge, encumbrance, mortgage or use of this Agreement or the Tanks by others will not constitute a waiver of the other Party’s right to withhold its consent to any other or further assignment, subletting, hypothecation, pledge, encumbrance, mortgage or use of the Agreement or Tanks by others.  The absolute and unconditional prohibitions contained in this Section 12 and the Parties’ agreement to them are material inducements to the Parties to enter into this Agreement and any breach of them will constitute a material default under this Agreement permitting the Parties to exercise all remedies provided in this Agreement or by Applicable Law.

SECTION 13.       NOTICE.

Except as provided below, any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (a) United States mail, certified or registered, return receipt requested, (b) confirmed overnight courier service, (c) confirmed facsimile transmission, or (d) electronic mail properly addressed or transmitted to the address of the Party indicated in Attachment “A” or to such other address, physical or electronic, or facsimile number as one Party shall provide to the other Party in accordance with this provision.  Notifications and confirmation of delivery, receipt or shipping instructions as outlined in Section 4 may also be made via telephone, if such telephone notification is confirmed by one or more of the methods described above within two hours.

SECTION 14.       COMPLIANCE WITH LAW AND SAFETY.

                14.1.        Customer warrants that the Products tendered by it have been produced, transported, and handled, and Owner warrants that the services provided by it under this Agreement are in full compliance with all Applicable Laws.  Each Party also warrants that it may lawfully receive and handle such Products, and it will furnish to the other Party any evidence required to provide compliance with Applicable Laws and to file with applicable Governmental Authorities reports evidencing such compliance.

                14.2.        Customer certifies, on behalf of itself, its employees, agents and contractors, that all tank cars, vehicles and Vessels, used in connection with this Agreement will comply with all Applicable Laws and that they will comply with Owner’s safety and security rules that have been provided to Customer prior to the execution of this Agreement and which are subject to reasonable change by Owner.  Customer will furnish Owner with information (including Material Safety Data Sheets) concerning the safety and health aspects of Products stored or throughput under this Agreement.  Owner will communicate such information to all persons who may be exposed to or may handle such Products, including without limitation, Owner’s employees, agents and contractors.

                14.3         Owner acknowledges that it has an acceptable Policy and Procedure program for the handling and storage of hydrogen sulfide (H2S), which includes the use of personal monitoring devices, and further acknowledges that hazardous concentrations of hydrogen sulfide (H2S) can be generated and accumulate in the vapor space of barges, storage tanks, transport trucks, tank cars or other enclosed spaces where Product is stored or transported under certain conditions.  Owner agrees that it shall provide adequate warnings and safe handling information about H2S to its employees, agents, contractors and invitees, and shall require them to further communicate the warnings and information to all persons that they reasonably foresee may be exposed to or handle any cargoes that may contain H2S.  The warnings and information shall include a communication that lethal levels of H2S may be present, a statement of adequate precautions, and the information contained in the Material Safety Data Sheets.  Owner further agrees that it is responsible for determining, implementing, and ensuring compliance with work procedures to provide adequate precautions against H2S exposure by its employees, agents, contractors and invitees.

                14.4         Owner certifies, on behalf of itself, its employees, agents and contractors, that all Tanks and associated piping used in connection with this Agreement will comply with all Applicable Laws, including without limitation, 40 CFR 112, Spill Prevention Control and Countermeasure (SPCC).

SECTION 15.       DEFAULT, WAIVER AND REMEDIES

15.1         The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)                                  failure of either Party to pay any interest or fees when due under this Agreement, in each case whether at stated maturity, by acceleration, or otherwise;

(b)                                 either Party fails to perform any obligation to the other Party or breaches any covenant made to the Party under this Agreement, which, if capable of being cured, is not cured to the satisfaction of the other Party (in its sole discretion) within ten (10) Business Days from the date that such Party receives notice that corrective action is needed;

(c)                                  either Party becomes insolvent or bankrupt, or bankruptcy, receivership, or similar proceedings are initiated by or against either Party;

(d)                                 any material covenant, agreement or obligation of any Party contained in or evidenced by this Agreement shall cease to be enforceable in accordance with its terms;

(e)                                  either Party to this Agreement shall repudiate, deny or disaffirm its obligations under this Agreement;

(f)                                    this Agreement is cancelled, terminated, revoked or rescinded without the express prior consent of the other Party, or any Proceeding shall have been commenced by any person (other than either Party) seeking to cancel, revoke, rescind or disaffirm the obligations of any Party to this Agreement (unless such Party is contesting the Proceeding in good faith and such Proceeding is withdrawn or dismissed with prejudice within ninety (90) calendar days), except as otherwise described in this Agreement;

(g)                                 any Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any Party to this Agreement is illegal, invalid or unenforceable;  or

(h)                                 any claim or lien (other than a claim pursuant to Section 18 or any statutory liens for taxes not yet due) is asserted or placed on any portion of Customer’s Product while stored at the Terminal.

15.2         The waiver by the non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by either Party under this Agreement and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege.  Nothing in this Section 15.2 is intended in any way to limit or prejudice any other rights or remedies the non-defaulting Party may have under this Agreement, under Applicable Law or in equity.  The remedies provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of the non-defaulting Party at law or in equity.  Acceptance by Owner of any payment from Customer for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances.  Notwithstanding any provision in this Agreement to the contrary, if Customer is not then in default, Customer shall be entitled to remove its Product from the Terminal at any time if Owner is in default under this Agreement.

15.3         Subject to Section 15.4 below, upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, the non-defaulting Party may, by delivery of written notice to the defaulting Party, take any or all of the following actions, without prejudice to the rights of the non-defaulting Party to enforce its claims against the defaulting Party:

                (a)           withhold or suspend its performance under this Agreement without prior notice;

                (b)           immediately terminate this Agreement; and

                                                (c)           enforce any and all rights and interests created and existing under this Agreement or arising under Applicable Law, including, without limitation, all rights and remedies existing under any security documents and all rights of setoff.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

15.4         If Customer should fail to pay such sums owned by it to Owner, Owner shall provide Customer with notice of default as provided in this Agreement and an opportunity to cure such default within a period of fifteen (15) calendar days.  If Customer has not cured such default within such fifteen (15) day cure period, Owner may proceed in accordance with Applicable Law to recover its contractual and statutory obligations of Customer under this Agreement, including, without limitation, all costs, reasonable attorney’s fees, and expenses incurred by Owner in the recovery of sums owed to Owner by Customer hereunder.

15.5         If any insolvency, bankruptcy, receivership, or similar proceedings are initiated by or against Customer, on the day immediately before such event, any fees for services rendered or to be rendered under this Agreement and any fees required to be paid for the remaining Term of this Agreement, will become immediately due and payable and this Agreement will terminate, without prejudice to any other rights or remedies it may have under this Agreement or Applicable Law.

15.6         In the event litigation if initiated by either Party related to any breach hereunder, the prevailing Party, after entry of a final, non-appealable order, shall be entitled to receive as part of such judgment reimbursement of all reasonable attorney’s fees and costs incurred by such Party in connection with the prosecution of such action.

                15.7         Notwithstanding anything hereinabove to the contrary, the sale or transfer by Owner of all or part of its Terminals and related assets to an Affiliate, whether by sale or by operation of law, shall not constitute an Event of Default.  Likewise, the sale or transfer by Owner of all or part of the Terminals and related assets, to a non-Affiliate shall not constitute an Event of Default unless:

 (a)                             such sale or transfer would have a material adverse effect on the economics of the transactions contemplated under this Agreement; or

(b)                               such sale or transfer is made to a Third Party that Customer reasonably deems to be unacceptable based upon a review of such Third Party’s creditworthiness, financial capabilities, and ability to operate the Terminals.

15.8         Upon termination of this Agreement, Customer shall dispose of any of its remaining Product stored at a Terminal that is subject to this Agreement.

SECTION 16.       INSURANCE.

16.1         Insurance Required for Both Parties.  Throughout the Term, each Party and its agents shall, at such Party’s sole expense, carry and maintain in full force and effect insurance coverages, with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to the other Party, or may meet the requirements of this Section 16.1 by being self-insured to the satisfaction of the other Party, provided that the financial ability to self-insure meets or exceeds the limits of coverage specified in Sections 16.1, 16.2 and, if applicable, Section 16.3, of the following types and amounts:

                (a)           Workers Compensation coverage in compliance with the Applicable Law of the states having jurisdiction over each employee and employer’s liability coverage, and coverage under the Federal Longshoremen and Harbor Workers’ Act, the Jones Act, and the Federal Death on the High Seas Act for all marine and vessel matters, in a minimum amount of one million dollars ($1,000,000) per accident, one million dollars ($1,000,000) disease per employee and one million dollars ($1,000,000) disease policy limit and including general maritime remedies of seamen including transportation, wages, maintenance and cure whether the action is in rem or in personam;

                (b)           Automobile liability coverage in a minimum amount of one million dollars ($1,000,000); and

                (c)           Comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes bodily injury, broad form property damage and contractual liability coverages in a minimum amount of two million dollars ($2,000,000).

                16.2         Insurance Required by Owner.  In addition to the insurance required pursuant to Section 16.1, Owner shall provide comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes Product Loss for Product in Owner’s care, custody and control, and “sudden and accidental pollution” liability coverages (excluding events that result in acidic deposition) in a minimum amount of ten million dollars ($10,000,000).

16.3         Other Insurance.  To the extent Customer utilizes its own or contracted Vessels to deliver or receive Product, Customer shall maintain or cause to be maintained at its expense or at vessel owners’ expense the following insurance on the Vessels:  Hull and Machinery insurance, to the market value of the Vessels, and P&I insurance (including pollution liability but not tower’s liability covering cargo) including full mutual entry in an international or American Group P&I Club with IGA pooling, or alternatively, maritime liability coverage evidenced on the SP-23 form or its equivalent, including collision liability, tower’s liability except cargo, and liability for seepage, pollution, containment and cleanup, with extensions for marine contractual liability with a minimum liability limit of one hundred million dollars ($100,000,000).  Pollution liability coverage should cover, if outside of a P&I Club entry, bodily injury, property damage, including cleanup costs and defense costs resulting from sudden and gradual pollution conditions of contaminates or pollutants into or upon the land, atmosphere, or any water course or body of water.  WQIS should be utilized as necessary to comply with U.S. regulations, with limits of at least ten million dollars ($10,000,000).

16.4         Additional Insurance Requirements.

                Customer is self-insured in amounts which are in excess of the amounts required herein.  Owner will accept Customer’s self-insurance based upon discussion and review of Customer’s financial ability to meet or exceed the limit requirements specified in Sections 16.1, 16.2 and, if applicable Section 16.3.

                                (a)           Each Party shall cause its insurance carriers to furnish to the other Party insurance certificates or, in the case of Customer, an officer’s certificate, in a form reasonably satisfactory to the other Party, evidencing the existence of the coverages required pursuant to Sections 16.1, 16.2, and, if applicable, Section 16.3.  Such certificates shall specify that no insurance shall be canceled or materially changed during the Term unless prior written notice is given at least thirty (30) calendar days’ prior to cancellation or prior to a material change becoming effective.  Renewal certificates shall be provided within thirty (30) calendar days of expiration of the policy under which coverage is maintained.

                                (b)           The mere purchase and existence of insurance coverage, self-insurance or otherwise, shall not reduce or release either Party from any Liabilities incurred or assumed under this Agreement.

                                (c)           In the event of a Product Loss for which Owner must indemnify Customer under this Agreement, Owner’s insurance shall be the primary and exclusive coverage for such loss, notwithstanding the existence of other valid and collectible insurance.

16.5         Notwithstanding anything to the contrary contained in this Agreement, Customer may self-insure to satisfy the minimum amounts outlined above.  Upon request by Owner, Customer shall provide Owner with a letter confirming Customer’s self insured status.

SECTION 17.       SECURITY AND CREDIT.

                17.1         If Customer should fail to pay such sums owed by it to Owner, Owner shall provide Customer with notice of default as provided in this Agreement and an opportunity to cure such default within a period of thirty (30) calendar days.  If Customer has not cured such default within such thirty (30) day cure period, Owner may proceed in accordance with Applicable Law to recover its damages, including, without limitation, all costs, reasonable attorney fees, and expenses incurred by Owner in the recovery of money owed to Owner by Customer.

                17.2         If at any time Owner believes in good faith that the financial responsibility of the Customer has been impaired or is unsatisfactory, advance cash payment or other security, including letters of credit, will be given by Customer upon demand to cover the value of all anticipated throughput and other fees, as well as the value of Products delivered for the account of Customer in the event that Customer has a negative inventory of its own Products.  If the current value of the Products in Owner’s custody is at any time less than the value of the security provided by Customer, Owner may refuse to deliver to Customer any additional Products until such time as Customer provides additional security.

                17.3         If any insolvency, bankruptcy, receivership, or similar proceedings are initiated by or against Customer, on the day immediately before such event, any fees for services rendered or to be rendered under this Agreement and any fees required to be paid for the remaining Term of this Agreement, will become immediately due and payable and this Agreement will terminate, without prejudice to any other rights or remedies it may have under this Agreement or the law.

SECTION 18.       INDEMNITY.

                18.1         Indemnity.

                                (a)           Owner shall indemnify and hold Customer, its Affiliates, and their employees, directors, officers, representatives, agents and contractors harmless from and against any and all Liabilities arising from Owner’s (i) performance of the services provided under this Agreement, (ii) breach of this Agreement, (iii) negligence or willful misconduct of it, its Affiliates and their employees, directors, officers, representatives, agents or contractors, (iv) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, (v) representations, covenants or warranties made under this Agreement which prove to be materially incorrect or misleading when made, unless and to such extent that such Liability results from Customer’s negligence or willful misconduct, or is covered by the following indemnity.

(b)           Customer shall indemnify and hold Owner, its Affiliates, and their employees, directors, officers, representatives, agents and contractors harmless from and against any and all Liabilities arising from Customer’s (i) breach of this Agreement, (ii) negligence or willful misconduct of it, its Affiliates and their employees, directors, officers, representatives, agents or contractors, (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, (iv) representations, covenants or warranties made under this Agreement which prove to be materially incorrect or misleading when made, unless and to such extent that such Liability results from Owner’s negligence or willful misconduct, or is covered by the preceding indemnity.

(c)           If any Product spills, leaks or is discharged, or other environmentally polluting discharge related to the performance of this Agreement occurs (an “Incident”), Owner shall have sole responsibility for responding thereto and shall promptly undertake and complete such containment and clean-up operations, as deemed appropriate by Owner and as required by Applicable Law.  Indemnity with respect to such Incidents shall be provided in accordance with subsections (a) and (b) above.

                18.2         No Third Party Rights.  The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.  The terms of this Agreement are enforceable only by the Parties, and no limited partner of Owner shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

                18.3         Notice.  The indemnified Party shall notify the indemnifying Party as soon as practicable after receiving notice of any claim or proceeding brought against it that might give rise to an indemnity claim under this Agreement (a “Third Party Claim”) and shall furnish to the indemnifying Party the complete details within its knowledge.  Any delay or failure by the indemnified Party to give notice to the indemnifying Party shall not relieve the indemnifying Party of its obligations except to the extent, if any, that the indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

                18.4         Claims.  The indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the indemnified Party.  Notwithstanding the indemnifying Party’s appointment of counsel to represent the indemnified Party, the indemnified Party shall have the right to employ separate counsel reasonably acceptable to the indemnifying Party, and the indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in the indemnified Party’s reasonable judgment (a) the use of counsel chosen by the indemnifying Party to represent the indemnified Party would present such counsel with a conflict of interest or (b) the indemnifying Party shall not have employed counsel to represent the indemnified Party within a reasonable time after notice of the institution of such Third Party Claim.

                If requested by the indemnifying Party, the indemnified Party agrees to reasonably cooperate with the indemnifying Party and its counsel in contesting any claim or proceeding that the indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint.  All reasonably incurred costs and expenses incurred in connection with the indemnified Party’s cooperation shall be borne by the indemnifying Party.

                18.5         Settlement.  No Third Party Claim may be settled or compromised by the indemnified Party without the consent of the indemnifying Party or by the indemnifying Party without the consent of the indemnified Party.

SECTION 19.       CONSTRUCTION OF AGREEMENT.

19.1         Headings.  The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

19.2         Amendment or Waiver.  This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties, and required (if applicable) approval by the Conflicts Committee of Owner.

19.3         Severability.  Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

                19.4         Entire Agreement and Conflict with Attachments.  This Agreement (including the Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it.  The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.  Subject to Section 11.1, in the case of any conflict between the body of this Agreement and any of its Attachments, those contained in the Attachments will govern.  Notwithstanding anything in this Agreement or the Attachments to the contrary, nothing contained in the Attachments will diminish or otherwise affect either Party’s indemnification obligations contained in this Agreement.

SECTION 20.       LAW.

                This Agreement will be construed and governed by the laws of the State of Florida except the choice of law rules of that State that may require the application of the laws of another jurisdiction.

SECTION 21.       DISPUTE RESOLUTION

                21.1         Covered Disputes.  Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity (“Dispute”) will be resolved in accordance with the procedures specified in this Section 21, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo.  Despite that action the parties will continue, subject to Section 21.5, to participate in good faith in the procedures specified in this Section 21.

                21.2         Initiation of Procedures.  Either Party wishing to initiate the dispute resolution procedures set forth in this Section 21 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party (“Dispute Notice”).  The Dispute Notice will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive or non-lawyer representative who will represent that Party, and of any other person who will accompany the executive or representative, in the negotiations under Section 21.3 hereof.

                21.3         Negotiation Between Executives/Representatives.  If one Party has given a Dispute Notice under the preceding subsection, the parties will attempt in good faith to resolve the Dispute within forty-five (45) calendar days of the notice by negotiation between executives and appointed representatives who have authority to settle the Dispute.  Within fifteen (15) calendar days after delivery of the Dispute Notice, the receiving Party will submit to the other Party a written response.  The response will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive or appointed representative who will represent that Party and of any other person who will accompany the executive or appointed representative.  Within forty-five (45) calendar days after delivery of the Dispute Notice, the executives or appointed representatives of both parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

                21.4         Arbitration.  If the Dispute has not been resolved under the preceding Sections 21.2 and 21.3 within ninety (90) calendar days of the Dispute Notice, and only in such event, either Party may initiate the arbitration procedure of this subsection by giving written notice to the other Party (“Arbitration Notice”).  The Dispute will be finally resolved by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association (“AAA”).  If the amount in controversy is less than $500,000, there will be a single arbitrator, chosen by mutual agreement of both parties.  If the parties cannot select an arbitrator within thirty (30) calendar days of the Arbitration Notice, the AAA will select the arbitrator.  If the amount in controversy is $500,000 or more, there will be three arbitrators by the AAA. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, as amended (the “Act”), and to the extent not inconsistent with the Act, the Colorado statutes applicable to commercial arbitration.  Judgment upon the award rendered by the arbitrator(s) may be entered by any court of any state having jurisdiction.  The statute of limitations of the State of Colorado for the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation called for by this Section 21.  Each Party will assume its own costs of legal representation and expert witnesses and the parties will share equally the other costs of the arbitration.  The arbitrator will award pre-judgment interest in accordance with the law of Colorado; however, the arbitrator may not award punitive damages.  The arbitration will take place in a location mutually agreeable to the Parties.

                Either Party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

TRANSMONTAIGNE PARTNERS L.P.		MARATHON PETROLEUM COMPANY LLC

By:	TransMontaigne GP L.L.C.
Its General Partner

By:	/s/ William S. Dickey	By:	/s/ Mary Ellen Peters
Name:	William S. Dickey	Name:	Mary Ellen Peters
Title:	President	Title:	Senior Vice President, Marketing